Exhibit 11


                   PATHE COMMUNICATIONS CORPORATION

                 COMPUTATION OF LOSS PER COMMON SHARE

                (in thousands, except per share data)

 [CAPTION]
                                               Qtr. Ended March 31,
                                                  1995       1994

 [S]                                           [C]        [C]
 Net loss  . . . . . . . . . . . . . . . . .    $ (5,404)  $ (4,690)

 Weighted average common
 shares outstanding  . . . . . . . . . . . .     116,747    116,747

 Net loss per common share . . . . . . . . .    $  (0.05)  $  (0.04)